Exhibit 99.1

Signal Hill Acquisition Corp. Announces Separate Trading of its Common Stock and Warrants

March 24, 2022

Signal Hill Acquisition Corp. (NASDAQ: SGHLU) (the “Company”) announced today that, commencing on or about March 25, 2022, holders of its units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s common stock and warrants included in the units. The shares of common stock and warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “SGHL” and “SGHLW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “SGHLU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of common stock and warrants.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Signal Hill Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on direct-to-consumer media, technology, and emerging digital enterprise-focused businesses that would benefit from access to public markets and the operational and strategic expertise of our management team and board of directors. The Company is led by Chief Executive Officer, Jonathan Bond, Chief Financial Officer, Grainne Coen, and Chairman Paul Roberts.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.